SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                     ___________________________________


                                SCHEDULE 13G
                               (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
   TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                RULE 13d-2(b)

                             (Amendment No.  ){1}



                           TECH DATA CORPORATION

                             (Name of Issuer)


                 COMMON STOCK, PAR VALUE $0.0015 PER SHARE
                      (Title of Class of Securities)


                                 878237106
                              (CUSIP Number)


                              JULY 1, 1998
          (Date of Event Which Requires Filing of This Statement)





          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               <square> Rule 13d-1(b)

               <checked-box> Rule 13d-1(c)

               <square> Rule 13d-1(d)


__________________________
     {1} The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES.)

                                                  13G



CUSIP NO. 878237106                                           PAGE 2 OF 6 PAGES



 1.            NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Kloeckner & Co. AG

 2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                 (A) <square>
                                                                                                 (B) <square>

 3.            SEC USE ONLY

 4.            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Federal Republic of Germany
                                               5.           SOLE VOTING POWER

                                                                   2,195,945
         NUMBER OF
          SHARES
       BENEFICIALLY                            6.           SHARED VOTING POWER
         OWNED BY
           EACH                                                     0
         REPORTING
          PERSON                               7.           SOLE DISPOSITIVE POWER
           WITH
                                                                   2,195,945

                                               8.           SHARED DISPOSITIVE POWER

                                                                   0
 9.            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      2,195,945
 10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                 <square>

 11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      4.5%
 12.           TYPE OF REPORTING PERSON*

                      CO



                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

Tech Data Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5350 Tech Data Drive, Clearwater, Florida 34620

ITEM 2(A).  NAME OF PERSON FILING:

Kloeckner & Co. AG

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Neudorfer Strasse 3-5, 47057 Duisburg, Federal Republic of Germany

ITEM 2(C).  CITIZENSHIP:

Federal Republic of Germany

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.0015 per share

ITEM 2(E).  CUSIP NUMBER:

878237106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1 (B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)   <square>  Broker  or  dealer  registered  under  Section  15  of the
                Exchange Act.

     (b)   <square> Bank as defined in Section 3 (a) (6) of the Exchange Act.

     (c)   <square>  Insurance company as defined in Section 3 (a) (19) of  the
                Exchange Act.

     (d)   <square> Investment  company  registered  under  Section  8  of  the
                Investment Company Act.

     (e)   <square> An investment adviser in accordance with Rule 13d-1 (b) (1)
                (ii) (E);

     (f)   <square>  An  employee  benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

     (g)   <square> A parent holding  company  or  control person in accordance with Rule 13d-1 (b) (1) (ii) (G)

                                      PAGE 3 OF 6 PAGES

     (h)   <square> A savings association as defined  in  Section  3 (b) of the
                Federal Deposit Insurance Act;

     (i)   <square>  A church plan that is excluded from the definition  of  an investment company under Section 3 (c) (14) of the Investment Company Act;

     (j)   <square> Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

     If this statement is filed pursuant  to  Rule  13d-1  (c), check this box.
<checked-box>

ITEM 4.  OWNERSHIP.

     (a)  Amount beneficially held:

2,195,945 shares

     (b)  Percent of class:

4.5%

     (c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote:

2,195,945

     (ii)  Shared power to vote or to direct the vote:

0

     (iii)  Sole power to dispose or to direct the disposition of:

2,195,945

     (iv)  Shared power to dispose or to direct the disposition of:

0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

NOT APPLICABLE.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE.

                              PAGE 4 OF 6 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE.

ITEM 10.   CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    PAGE 5 OF 6 PAGES

                               SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Date:  July 1, 1998




                                 KLOECKNER & CO. AG


                                 By: /s/ Dr. Wolf Roth
                                 Name: Dr. Wolf Roth
                                 Title:  Authorized Officer (Procurist)

                                 By: /s/ Dr. Soussan Nassr-Esfahani
                                 Name: Dr. Soussan Nassr-Esfahani
                                 Title:  Authorized Officer (Procurist)